UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2018 (August 28, 2018)

Vince Holding Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36212	75-3264870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 5th Avenue – 20th Floor New York, New York 10110		10110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 515-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2018, Donald V. Roach resigned from the board of directors (the “Board”) of Vince Holding Corp. (the Company”) and from the compensation as well as nominating and corporate governance committees of the Board, effective immediately.  Mr. Roach’s resignation did not involve a disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

On August 28, 2018, the Board elected Jeff Feinberg as a director, effective immediately. The appointment filled a vacancy created by Mr. Roach’s resignation.

The Board appointed Mr. Feinberg to serve on the Board’s compensation as well as nominating and corporate governance committees.

Mr. Feinberg is a Managing Director of Sun Capital Partners, Inc. (“Sun capital”), which, through certain of its affiliates (together with Sun Capital, the “Sun Entities”), beneficially owns a majority of the Company’s common stock.

Pursuant to the Company’s certificate of incorporation, so long as the Sun Entities beneficially own at least 30% of the then outstanding shares of the Company’s common stock, Sun Cardinal, LLC has the right to designate the majority of the Board, to fix the size of the Board and to designate the chairman of the Board and the chairman of each committee of the Board.

Mr. Feinberg will not receive any compensation from the Company for serving on the Board.

There are no family relationships between Mr. Feinberg and any director, executive officer or nominees thereof of the Company.  There are no related party transactions between the Company and Mr. Feinberg that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINCE HOLDING CORP.

Date: August 30, 2018	By:	/s/ David Stefko
David Stefko
Executive Vice President, Chief Financial Officer